Exhibit 99.(p)(2)

BondBloxx Investment Management LLC

Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940 require each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, BIM and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent with reasonable requests by the CCO to enable (i) BIM to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge the requisite duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting BIM’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential or real conflicts of interest with Clients. As a fiduciary, BIM must always act in its Clients’ best interests. Neither BIM, nor any Employee should ever benefit at the expense or instead of any Client. Notify the CCO promptly about any practice that creates or may create, or gives the appearance of, a conflict of interest, in order that the

CCO may determine its materiality as well as whether the conflict will be resolved through elimination or disclosure and mitigation and how it will mitigate the risk associated with the disclosed conflict.

Employees are generally expected to discuss any perceived risks, or concerns about BIM’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by BIM or its Employees could have severe negative consequences for BIM, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect BIM’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to BIM’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, BIM will report its findings to the ETF’s Board of Directors or Trustees pursuant to Rule 17j-1.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with BIM to make any such reports or disclosures and do not need to notify BIM that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Distribution of the Code and Acknowledgement of Receipt

BIM will distribute this Code of Ethics to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with BIM’s policies and procedures described in this Code of Ethics. Each Employee should complete a Compliance Manual Acknowledgement and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO will use the online system, BasisCode, to track Employees’ Code of Ethics and Compliance Manual acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including BIM, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for BIM, its Employees, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

BIM’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve BIM and/or its Employees on one hand and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of BIM and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

BIM discusses conflicts of interest during the quarterly Compliance and Operations meetings and will use a Conflicts of Interest Log as described in the Compliance Manual to document the Company’s assessment of, and response to, such conflicts.

Personal Securities Transactions

All Employees of BIM are deemed to be “Access Persons” subject to the Company’s Personal Securities Transactions policy. Liquidation of legacy equity holdings may be approved by the CCO upon the submission of a pre-clearance trading request form. Permitted employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be intentionally timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each ETF’s CCO of such change and ensure that the change is approved by each ETF’s Board no later than six months after the change is adopted.

Accounts Covered by the Policies and Procedures

BIM’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. For purposes of this Personal Securities Transactions section, the term “Employee” includes: (1) any employee who has access to nonpublic information regarding any Client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of BIM’s directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by BIM that has access to BIM’s nonpublic securities recommendations.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

BIM requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by BIM or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by BIM or an affiliate.

While exchange-traded funds (ETFs) and exchange traded notes (ETNs) are somewhat similar to open-end registered investment companies, they are Reportable Securities and are subject to the pre-clearance and reporting requirements contained in BIM’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees must have written clearance, before completing the transaction, for all transactions involving:

•	IPOs,

•	Private Placements,
•	Affiliated Mutual Funds, if any,
•	all ETFs managed by BIM or where BIM is the Index provider; and
•	Liquidation of legacy holding securities

Access Persons will be required to pre-clear all trades in derivatives, other than derivatives transactions on securities held in an Access Person’s account prior to the effective date of this policy. Derivatives transactions on individual securities that were obtained prior to the adoption and issuance of this Code of Ethics do not require pre-clearance. Additionally, the receipt of individual securities from a non-derivatives transaction, such as securities obtained as a result of a convertible bond or in-kind ETF do not require prior written approval. Please consult with the CCO if you are unsure of whether or not your personal trades require written pre-approval.

BIM may employ the use of model accounts in order to test or implement investments or strategies that are intended to be deployed to actual client accounts or strategies at a future point in time. Model accounts may be opened in the name of an Access Person at the Firm. Such accounts will generally be exempt from pre-clearance requirements based on the following conditions:

•	The model account must be pre-approved by the CCO
•	The model account may not buy or sell securities to or from any client account including the registered investment company and exchange traded funds
•	Any investments in initial public offerings or limited or private offerings are still subject to the preclearance requirements as mandated by the Advisers Act
•	All model portfolio account statements must be uploaded on a quarterly basis through BasisCode along with other personal brokerage accounts.

BIM may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time (generally 24 hours), the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Employees should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of BIM’s pre-clearance procedures.

Employees must complete a Trade Pre-clearance Request Form in the online system, BasisCode, to seek pre-clearance. All pre-clearance requests must be submitted to the CCO. The CCO will use BasisCode to track pre-clearance requests. As the CCO is outsourced and does not have real time access to customer or fund holdings on a real time basis, he or she is exempt from pre-clearance requests. The CCO’s statements and transactions are reviewed internally by a Cipperman Compliance Services compliance associate.

For legacy sells, the CCO will confirm with investment personnel that an Employee pre-clearance trading request does not involve a security that the Company is actively evaluating for purchase in Client accounts.

Reporting

BIM must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts. Such reports shall be in the form of brokerage statements from the Employee’s custodian.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security).

Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter. Each Employee should complete and submit a quarterly certification in the BasisCode system and upload account statements to fulfill this requirement. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must also be reported on the quarterly certification in BasisCode. If an Employee did not have any transactions or account openings to report, nor any brokerage statements to provide, this should be indicated on the quarterly certification, within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the BasisCode system.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.” If an Employee does not have any holdings and/or accounts to report, this should be indicated on appropriate BasisCode certification within 10 days of becoming an Employee and on an annual basis.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Employees with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to BIM's Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on BIM’s receipt of the attached and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Employees should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

BIM’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO or delegate will log any issues noted in the BasisCode system. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

BIM will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for BIM’s Code of Ethics should be directed to the CCO.

Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate monthly account statements for the above named account to:

BondBloxx Investment Management LLC

President

If you have any questions or concerns, please call Joanna Gallegos. Thank you for your immediate attention to this matter.

Sincerely,

President

BondBloxx Investment Management LLC

Exempt Accounts Certification

Dear Chief Compliance Officer,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”) as an employee of BIM Management, LLC (“BIM”) I am subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to BIM. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

•	I have no direct or indirect influence or control over the Accounts;
•	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and
•	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of BIM’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

•	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period Month YEAR to Month YEAR;
•	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date:

Miscellaneous Reporting Form

Use this form to make disclosures or seek approvals not addressed by other forms in this Manual.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.

Submitted by:

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

Describe any necessary follow up: